Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated June 29, 2009 with respect to the financial statements and schedule included in the New Jersey Resources Corporation Employees’ Retirement Savings Plan Annual Report on Form 11-K for the fiscal year ended December 31, 2008.

/s/ ParenteBeard LLC

Morristown, New Jersey

January 28, 2010